EX-99.23(h)(20)

Amendment to
Transfer Agency Services Agreement
between
JNL Investors Series Trust
and
Jackson National Asset Management, LLC

Amendment made as of this 28th day of September, 2009, by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“JNAM”).

Witnesseth

Whereas, the Trust and JNAM entered into a Transfer Agency Agreement (“Agreement”) dated November 1, 2005.

Whereas, the Trust is empowered to issue Shares of in separate Funds (“Fund”), each such Fund, pursuant to Section 18(f)(2) of the 1940 Act, being preferred over all other Funds in respect of the assets specifically allocated to such Funds.

Whereas, under the terms of the Agreement, JNAM to renders the transfer agency and other services contemplated hereby with respect to each Fund of Shares and the owners of record thereof and JNAM is willing to render such services.

Whereas, the Trust and JNAM wish to amend the Agreement to change the name of the Jackson Perspective Total Return Fund to JNL/PPM America Total Return Fund effective September 28, 2009 and to remove Class C shares of the Jackson Perspective Total Return Fund effective September 30, 2009.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is hereby deleted and replaced in its entirety with Exhibit A dated September 28, 2009, attached hereto.

2.	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties have caused this instrument to be executed as of the day and year first above written.

Attest:	JNL Investors Series Trust

/s/ Kelly L. Crosser	By: /s/ Susan S. Rhee
Name: Susan S. Rhee
Title: Vice President, Counsel, and Secretary

Attest:	Jackson National Asset Management, LLC

/s/ Kelly L. Crosser	By: /s/ Mark D. Nerud
Name: Mark D. Nerud
Title: President

Exhibit A
September 28, 2009

Funds
JNL/PPM America Total Return Fund – Class A
JNL/PPM America Total Return Fund – Class C*
JNL Money Market Fund – Class A

* Effective September 30, 2009, Class C Shares of the JNL/PPM America Total Return Fund will no longer be available.